Exhibit 99.1

ALBERTON ACQUISITION CORPORATION

PRO FORMA BALANCE SHEET

As of October 26, 2018

	October 26, 2018	Pro Forma Adjustments		As Adjusted
	(Audited)	(Unaudited)		(Unaudited)
Assets
Current asset - cash	$10,068	$		$10,068
Current assets - cash held in escrow	772,836	2	[b,c]	772,838
Total Current asset	782,904			782,906

Cash held in Trust Account	100,000,000	14,879,920	[a]	114,879,920
Total assets	$100,782,904	14,879,920		115,662,826

Liabilities and Shareholders’ Equity
Offering cost payable	$54,986			54,986
Advance from Sponsor	71,000			71,000
Promissory note - related party	300,000			300,000
Total current liabilities	425,986			425,986

Commitments
Ordinary shares subject to possible redemption, 9,535,691 shares and 11,023,683 shares as adjusted at redemption value	95,356,910	14,879,920	[a]	110,236,830

Shareholders’ Equity:
Preferred shares, no par value; 100,000,000 shares authorized, none issued and outstanding	—			—
Ordinary shares, no par value; 300,000,000 shares authorized; 3,264,309 shares and 3,666,067 shares as adjusted issued and outstanding (excluding 9,535,691 shares and 11,023,683 shares as adjusted subject to possible redemption)	5,057,947	2	[b,c]	5,057,949

Accumulated deficit	(57,939)			(57,939)
Total shareholders’ equity	5,000,008	2		5,000,010

Total Liabilities and Shareholders’ Equity	$100,782,904	$14,879,922		$115,662,826

See accompanying note to pro forma balance sheet

ALBERTON ACQUISITION CORPORATION

NOTE TO PRO FORMA BALANCE SHEET

(unaudited)

NOTE 1 - CLOSING OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of October 26, 2018, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on November 20, 2018 as described below.

On November 20, 2018, the Company consummated the closing of the sale of 1,487,992 additional Units upon receiving notice of the underwriter’s election to partially exercise its overallotment option (“Overallotment Units”), generating additional gross proceeds of $14,879,920 and incurring additional offering costs of $297,598 in underwriting fees. Simultaneously with the exercise of the overallotment, the Company consummated the Private Placement of an additional 29,760 Private Units to the Sponsor, generating gross proceeds of $297,600. Additional offering costs of $297,598 were deducted from shareholders’ equity. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro forma entry

a.	To record sale of 1,487,992 Overallotment Units at $10.00 per Unit
	Cash held in Trust Account	$14,879,920
	Ordinary shares subject to possible redemption		$14,879,920
b.	To record sale of 29,760 Private Placement Units at $10.00 per Unit
	Cash	$297,600
	Shareholders' Equity (Ordinary shares)		$297,600
c.	To record payment of 2% of cash underwriting fee on overallotment option
	Shareholders' Equity (Ordinary shares)	$297,598
	Cash		$297,598